EXHIBIT 99.1

Imagis Announces Subordinated Debenture Financing

VANCOUVER, CANADA, June 3, 2003 - Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; TSX.V: NAB; Germany: IGY) announced today that the company intends to raise financing of up to $1.0 million through the issuance of subordinated debentures. The debentures will be issued in series; pay interest in cash monthly at varying rates; mature eighteen months from the subscription date; and be secured by a charge over all the assets of the company. The security charge will be subordinated to the general security agreement disclosed in the financing arrangement announced on April 22, 2003 and April 24, 2003. The funds will be used for general operating capital.

The company has received an initial investment of $75,000 and the first debenture has been issued.

About Imagis Technologies Inc.
 Imagis Technologies Inc. (OTCBB: IGSTF; TSX.V: NAB; Germany: IGY) develops and markets breakthrough technology that allows for the rapid development and deployment of information sharing and biometric identification applications that are used in law enforcement, transportation security, immigration and customs, gaming, and other security and homeland defense initiatives.

The Company, whose Chairman is Oliver ("Buck") Revell, the former associate deputy director of the FBI, has over 140 installations of its software located across the United States, the United Kingdom, Canada, Latin America and Asia-Pacific. This includes one of the UK's national police agencies; RCMP, police, and sheriff departments across the United States and Canada; New Zealand Customs; the Government of Singapore, and Toronto's Pearson International Airport.

For more information about Imagis Technologies, please visit http://www.imagistechnologies.com.

ON BEHALF OF THE BOARD OF DIRECTORS

"Iain Drummond"
President and CEO, Imagis Technologies Inc.

Media and Investor Inquiries:
John Lyotier
Manager, Marketing & Communications
Imagis Technologies Inc.
Phone: +1-604-684-2449 Ext. 226
E-mail: info@imagistechnologies.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Forward Looking Statements: This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in Imagis Technologies Inc.'s Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.